Exhibit 21.1

SUBSIDIARIES OF CENNTRO INC.

Subsidiaries	Jurisdiction of Incorporation
Able2rent GmbH	Germany
Avantier Motors Corporation	USA
Cenntro Automotive Corporation	The United States of America
Cennatic Power, Inc.	The United States of America
Cennatic Energy S. de R.L. de C.V.	Mexico
Cenntro Automotive Europe GmbH	Germany
Cenntro Automotive Group Limited	Hong Kong, People’s Republic of China
Cenntro Automotive S.A.S.	Columbia
Cenntro Electric Group Limited ACN 619 054 938	Australia
Cenntro Elecautomotiv, S.L.	Spain
Cenntro Electric B.V.	Netherlands
Cenntro Electric CICS, SRL	Dominican Republic
Centro Electric Group, Inc.	The United States of America
Cenntro Elektromobilite Araçlar A.Ş	Turkey
Cenntro Electric Group (Europe) GmbH, (f.k.a Blitz F22-1 GmbH)	Germany
Cenntro EV Center Italy S.R.L.	Italy
Cenntro Technology Corporation	The United States of America
Hangzhou Cenntro Autotech Co., Ltd.	People’s Republic of China
Hangzhou Hengzhong Tech Co., Ltd	People’s Republic of China
Hangzhou Ronda Tech Co., Ltd.	People’s Republic of China
Pikka Electric Corporation	The United States of America
Shengzhou Cenntro Machinery Co., Ltd.	People’s Republic of China
Simachinery Equipment Limited	Hong Kong, People’s Republic of China
Teemak Power Corporation	USA
Teemak Power (Hong Kong) Limited	Hong Kong, People’s Republic of China
Zhejiang Cenntro Machinery Co., Ltd.	People’s Republic of China
Zhejiang Sinomachinery Co., Ltd.	People’s Republic of China
Zhejiang Tooniu Tech Co., Ltd.	People’s Republic of China
Zhejiang Xbean Tech Co., Ltd.	People’s Republic of China